Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

By and Among

NetSpend Holdings, Inc.,

NetSpend Corporation,

and

The Stockholders, as defined herein,

Dated as of October 22, 2010

i

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made as of October 22, 2010 by and among (i) NetSpend Holdings, Inc., a Delaware corporation (together with any successor thereto, the “Company”); (ii) NetSpend Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“NetSpend”); and (iii) the stockholders identified on Schedule I hereto (together with any stockholders who join as parties pursuant to Section 3.13 of this Agreement, the “Stockholders” and each a “Stockholder”).

RECITALS

WHEREAS, the parties hereto are parties to that certain Amended and Restated Stockholders’ Agreement, dated as of July 15, 2008, as amended (the “Stockholders’ Agreement”);

WHEREAS, pursuant to Section 6.14 of the Stockholders’ Agreement, certain provisions thereof are terminated effective upon the closing of the Company’s Initial Public Offering (as defined in the Stockholders’ Agreement);

WHEREAS, the Company has filed a registration statement on Form S-1 for the initial public offering of its Common Stock (the “IPO”), which will constitute an Initial Public Offering for purposes of the Stockholders’ Agreement; and

WHEREAS, the Company and the requisite parties desire to amend and restate the Stockholders’ Agreement in its entirety effective upon the closing of the IPO in order to (i) eliminate the provisions that terminate upon the consummation of the IPO in accordance with Section 6.14 of the Stockholders Agreement, (ii) rename the Stockholders’ Agreement a “Registration Rights Agreement” and (iii) make certain other amendments to the Stockholders Agreement, which agreement is evidenced by their execution hereof.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.                                Construction of Terms.  As used herein, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or to include the other genders or number, as the case may be, whenever the context so indicates or requires.  The word “including” as used herein shall be deemed to mean “including without limitation.”

Section 1.2.                                Number of Shares of Stock.  Whenever any provision of the Agreement calls for any calculation based on a number of shares of Common Stock held by a Stockholder, the number of shares deemed to be held by a Stockholder shall be (i) the total number of shares of Common Stock then owned by such Stockholder, plus (ii) the total number of shares of Common Stock issuable upon conversion of any convertible securities of the Company or exercise of any options, warrants or subscription rights granted or issued by the Company then owned by such Stockholder (all on an as exercised and/or as converted basis).

Section 1.3.                                Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below:

“Agreement” shall have the meaning set forth in the Preamble.

“automatic shelf registration statement” shall have the meaning set forth in Section 2.3(b).

“Board of Directors” means the Board of Directors of the Company.

“Calculated on a fully diluted basis” means, when used with reference to Common Stock, calculated on a pro forma basis assuming the conversion and exchange of all securities convertible into or exchangeable for shares of Common Stock, and the exercise of all options, warrants and other rights to purchase shares of Common Stock or such convertible or exchangeable securities.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement of or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Company” shall have the meaning set forth in the Preamble.

“Controlling Person” shall have the meaning set forth in Section 2.4(a)(i).

“Damages” shall have the meaning set forth in Section 2.4(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Form S-3 Registration” shall have the meaning set forth in Section 2.1(b).

“Holders” means Stockholders holding Registrable Securities.

“Initial Public Offering” means the first firm commitment underwritten public offering for shares of Common Stock pursuant to an effective registration statement under the Securities Act with aggregate gross proceeds of at least $25,000,000.

“Investor” and “Investors” shall have the meaning set forth in the Preamble.

“JLL” means Skylight Holdings until such time as JLL Partners Fund V, L.P. and JLL Partners Fund IV, L.P. have executed a Joinder Agreement, and thereafter Skylight Holdings, JLL Partners Fund V, L.P. and JLL Partners Fund IV, L.P.

“JLL Investors” means JLL and the equityholders of Skylight Holdings as of the date hereof.

“NetSpend” shall have the meaning set forth in the Preamble.

“Oak Investors” means Oak Investment Partners X Fund, Limited Partnership and Oak X Affiliates Fund, L.P.

“Person” means an individual or group of individuals, a corporation, an association, a partnership, a limited or general limited liability company, an estate, a trust, and any other entity or organization, governmental or otherwise.

“Registrable Securities” means (i) any shares of Common Stock held by a Stockholder (as determined in accordance with Section 1.2 hereof) and (ii) any securities issued and issuable with respect to any such shares described in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that notwithstanding anything to the contrary contained herein, “Registrable Securities” shall not include at any time securities (a) sold in a registered sale pursuant to an effective registration statement under the Securities Act, (b) sold to the public pursuant to Rule 144 under the Securities Act, (c) which could be sold pursuant to Rule 144 (or any successor rule) under the Securities Act without limitation or restriction, (d) which could be sold completely by any owner thereof within a three (3) month period under provisions of Rule 144 under the Securities Act or (e) sold in a private transaction in which the Transferee’s rights under Article II of this Agreement are not assigned.

“S-3 Stockholders” shall have the meaning set forth in Section 2.1(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities” means Common Stock and any other shares of capital stock of the Company, and any securities convertible into or exchangeable for such capital stock, and any options (including options issued to Stockholders), warrants or other rights to acquire such capital stock or securities of the Company, now or hereafter held by any party hereto, including all other securities of the Company (or a successor to the Company) received on account of ownership of Common Stock, including all securities issued in connection with any merger, consolidation, stock dividend, stock distribution, stock split, reverse stock split, stock combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof.

“Selling Holder” shall have the meaning set forth in Section 2.4(a)(i).

“Significant Stockholder” means each Stockholder (i) that holds in excess of 450,000 shares of Common Stock (such number to be adjusted to reflect any reclassification, stock split, reverse stock split or similar transaction which changes the number of outstanding shares of Common Stock after the date hereof) and (ii) is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act; provided that, for purposes of the definition of Significant Stockholder, the JLL Investors shall be deemed to be a single stockholder.

“Skylight Holdings” means Skylight Holdings I, LLC.

“Stockholder” and “Stockholders” shall have the meaning set forth in the Preamble.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal of all or any portion of a Security or of any rights thereunder

“Transferee” means the recipient of a Transfer.

“WKSI” shall have the meaning set forth in Section 2.3(b).

ARTICLE II

REGISTRATION RIGHTS

Section 2.1.                                Demand Registration.

(a)          Oak Investor and JLL Investor Demand Registration Rights.

(i)                                     At any time after the date that is one hundred eighty (180) days after the Initial Public Offering pursuant to an effective registration statement under the Securities Act, the Oak Investors may request that the Company register under the Securities Act at least 15% of the Registrable Securities held by the Oak Investors.  Notwithstanding the foregoing, (i) if the Board of Directors determines in good faith that any such registration would be materially detrimental to the Company, the Company may defer such registration for no more than one hundred twenty (120) days in any twelve (12) month period and (ii) the Company shall not be obligated to effect such a registration during any period beginning sixty (60) days prior to the estimated filing date and ending one hundred and eighty (180) days after the effective date of any registration statement under the Securities Act registering the offer and sale of shares of Common Stock by the Company.

(ii)                                  At any time after the date that is one hundred eighty (180) days after the Initial Public Offering pursuant to an effective registration statement under the Securities Act, JLL may request that the Company register under the Securities Act at least 15% of the Registrable Securities held by the JLL Investors.  Notwithstanding the foregoing, (i) if the Board of Directors determines in good faith that any such registration would be materially detrimental to the Company, the Company may defer such registration for no more than one hundred twenty (120) days in any twelve (12) month period and (ii) the Company shall not be obligated to effect such a registration during any period beginning sixty (60) days prior to the estimated filing date and ending one hundred and eighty (180) days after the effective date of any registration statement under the Securities Act registering the offer and sale of shares of Common Stock by the Company.

(iii)                               If a requested registration pursuant to this Section 2.1(a) involves an underwritten public offering and if the underwriter(s) determines that marketing factors require a limitation on the number of Registrable Securities to be offered, the Company shall not be required to register Registrable Securities of the Holders in excess of the amount, if any, of shares of the capital stock which the principal underwriter of such underwritten offering shall reasonably and in good faith agree to include in such offering in addition to any amount to be registered for the account of the Company.  If any limitation of the number of shares of Registrable Securities to be registered by the Holders is required pursuant to this Section 2.1(a)(iii), the number of shares to be excluded shall be determined in the following sequence (i.e., the shares listed first will be excluded first):  (1) first, shares of Common Stock held by any Persons not having contractual, piggyback registration rights, (2) second, shares of Common Stock held by any Persons (other than Holders) having contractual, piggyback registration rights other than those set forth in Section 2.2, (3) third, the Registrable Securities sought to be included by Holders thereof under Section 2.2, but not including either the Oak Investors or the JLL Investors in the case of a registration by the Company made pursuant to a registration demand of either the Oak Investors or JLL under this Section 2.1, as determined on a pro rata basis (based upon the respective number of Registrable Securities requested by each Holder to be included in such registration), (4) fourth, shares of Common Stock held by the Oak Investors and the JLL Investors in the case of a registration by the Company made pursuant to a registration demand registration of either the Oak Investors or JLL under this Section 2.1 (based upon the respective number of Registrable Securities requested by each such Holder to be included in such registration), and (5) fifth, shares of Common Stock to be sold by the Company.

(b)         Form S-3 Registration.

(i)                                     After the Company’s Initial Public Offering, the Company shall use its best efforts to qualify and remain qualified to register securities on Form S-3 (or any successor form) under the Securities Act.  So long as the Company is qualified to register securities on Form S-3 (or any successor form), any Significant Stockholder (collectively, the “S-3 Stockholders”) shall have the right to request on any number of occasions registration on Form S-3 (or any successor form) for the Registrable Securities having anticipated gross proceeds of at least at $500,000 held by such S-3 Stockholders, including registrations for the sale of such Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act; provided, however, that the Company will only be required to file two (2) such Form S-3 registrations in any twelve (12) month period (a “Form S-3 Registration”).  Notwithstanding the foregoing, (A) if the Board of Directors determines in good faith that any such registration would be materially detrimental to the Company, the Company may defer such registration for no more than ninety (90) days in any twelve (12) month period, and (B) the Company shall not be obligated to effect such a registration during any period beginning sixty (60) days prior to the estimated filing date and ending one hundred and eighty (180) days after the effective date of any registration statement under the Securities Act registering the offer and sale of shares of Common Stock by the Company (other than a registration statement on Form S-4 or Form S-8, to which this clause (B) shall not apply).

(ii)                                  Following a request pursuant to Section 2.1(b)(i) above, the Company will notify all of the Holders who would be entitled to notice of a proposed registration under Section 2.2 below and any other holder of piggyback registration rights of its receipt of such notification from an S-3 Stockholder(s).  Upon the written request of any such Holder or other holder of the Company’s Securities delivered to the Company within twenty (20) days after receipt from the Company of such notification, the Company will either (i) elect to make a primary offering, in which case the rights of such Holders shall be as set forth in Section 2.2 below (in which case the registration shall not count as of the S-3 Stockholders’ permitted Form S-3 Registration hereunder), or (ii) use its best efforts to cause such of the Registrable Securities as may be requested by any Holders and any other holders of piggyback registration rights to be registered under the Securities Act in accordance with the terms of this Section 2.1(b).  If the request for registration contemplates an underwritten public offering, the Company shall state such in the written notice and in such event the right of any Person to participate in such registration shall be conditioned upon their participation in such underwritten public offering and the inclusion of their Securities in the underwritten public offering to the extent provided herein.

(iii)                               If a requested registration pursuant to this Section 2.1(b) involves an underwritten public offering and the managing underwriter of such offering determines in good faith that the number of securities sought to be offered should be limited due to market conditions, then the number of securities to be included in such underwritten public offering shall be reduced to a number deemed satisfactory by such managing underwriter, provided that the shares to be excluded shall be determined in the following sequence (i.e., the shares listed first will be excluded first):  (1) first, shares of Common Stock held by any other Persons (other than the Holders of Registrable Securities) having a contractual, piggyback right to include such securities in the registration statement, (2) second, shares sought to be registered by the Company and (3) third, Registrable Securities of Holders (based upon the respective number of Registrable Securities requested by each Holder to be included in such registration).  If there is a reduction of the number of Registrable Securities pursuant to clause (3), such reduction shall be made on a pro rata basis (based upon the aggregate number of shares of Registrable Securities held by each such Holder (calculated in accordance with Section 1.2 above)), and, if the number of Holders’ Registrable Shares included in such registration is reduced by 25% or more of the number requested for registration, the registration shall not count as the S-3 Stockholders’ permitted Form S-3 Registration hereunder.

(iv)                              The Company may postpone the filing of any registration statement required under this Section 2.1(b) for a reasonable period of time, not to exceed ninety (90) days in the aggregate during any twelve (12) month period, if the Company has been advised by legal counsel that such filing would require a special audit or the disclosure of a material impending transaction or other matter and Board of Directors determines reasonably and in good faith that such disclosure would have a material adverse effect on the Company.  The Company shall not be required to cause a registration statement requested pursuant to this Section 2.1(b) to become effective prior to one hundred eighty (180) days following the effective date of a registration statement initiated by the Company if the request for registration has been received by the Company subsequent to the giving of written notice by the Company, made in good faith, to the S-3 Stockholders that the Company is commencing to prepare a Company-initiated registration statement (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule under the Securities Act is applicable); provided, however, that the Company shall use its best efforts to achieve such effectiveness promptly following such period.

(c)          Participation in Underwritten Offerings.  No Holder may participate in any underwritten offering hereunder unless such Holder (i) agrees to sell such Holder’s Common Stock on the basis provided in any underwriting arrangements approved by the persons who have selected the underwriter (it being understood any such arrangements shall be customary for registered secondary offerings) and (ii) accurately completes in a timely manner and executes all questionnaires, powers of attorney, underwriting agreements and other documents customarily required under the terms of such underwriting arrangements; provided, however, that no Holder will be required to provide representations and warranties or indemnities in any such underwriting agreement that are not customary for investors of its type in such transaction.  The underwriter for any underwritten registration pursuant to this Section 2.1 shall be selected by the holders of a majority of the Registrable Securities being registered and shall be reasonably acceptable to the Company.

Section 2.2.                                Piggyback Registration.  If, at any time or times following the effective date of this Agreement, the Company shall seek to register any shares of Common Stock under the Securities Act for offer or sale to the public, whether for its own account or for the account of others (except with respect to registration statements on Form S-4, S-8 or another form not available for registering the Registrable Securities for sale, but expressly including a Form S-3 Registration pursuant to Section 2.1(b) above), the Company will promptly give written notice thereof to the Holders.  If within twenty (20) days after their receipt of such notice, one or more Holder or Holders request the inclusion of some or all of the Registrable Securities owned by them in such registration, the Company will use best efforts to effect the registration under the Securities Act of the offer and sale of all such Registrable Securities.  The Holders’ registration rights arising under this Section 2.2 as a result of any registration pursuant to Section 2.1 shall be subject to the conditions, obligations and limitations provided in Section 2.1 related to such registration.

Section 2.3.                                Further Obligations of the Company.

(a)          General Obligations Upon Registration.  Whenever the Company is required hereunder to register any Registrable Securities, it agrees that it shall also do the following:

(i)                                     Pay all expenses of such registrations and offerings (exclusive of underwriting discounts and commissions) and the reasonable fees and expenses of not more than one independent counsel for the Holders or the S-3 Stockholders (as the case may be) (as satisfactory to the Holders or the S-3 Stockholders (as the case may be) holding not less than 50.1% of the Registrable Securities being registered thereby) in connection with any registrations pursuant to Sections 2.1(a), 2.1(b) or 2.2;

(ii)                                  Use its best efforts diligently to prepare and file with the Commission a registration statement and such amendments and supplements to said registration statement and the prospectus used in connection therewith as may be necessary to keep said registration statement effective until the Holder(s) or the S-3 Stockholder(s) (as the case may be) have completed the distribution described in the registration statement relating thereto (but for no more than nine (9) months) and to comply with the provisions of the Securities Act with respect to the sale of securities covered by said registration statement for such period;

(iii)                               Furnish to each selling Holder or the S-3 Stockholder (as the case may be) such copies of each preliminary and final prospectus and such other documents as such Holder or S-3 Stockholder may reasonably request to facilitate the public offering of his, her or its Registrable Securities;

(iv)          Enter into any reasonable underwriting agreement required by the proposed underwriter, if any, in such form and containing such terms as are customary; provided, however, that no Holder or S-3 Stockholder (as the case may be) shall be required to make any representations or warranties other than with respect to his, her or its title to the Registrable Securities and with respect to any written information provided by the Holder or the S-3 Stockholder to the Company specifically for use in the registration statement, and if the underwriter requires that representations or warranties be made and that indemnification be provided, the Company shall make all such representations and warranties and provide all such indemnities, including, without limitation, in respect of the Company’s business, operations and financial information and the disclosures relating thereto in the prospectus;

(v)           Use its best efforts to register or qualify the securities covered by said registration statement under the securities or “blue sky” laws of such jurisdictions as any selling Holder or S-3 Stockholder (as the case may be) may reasonably request; provided, that the Company shall not be required to register or qualify the securities in any jurisdictions in which such registration or qualification would require it to qualify to do business therein;

(vi)          Immediately notify each selling Holder or S-3 Stockholder (as the case may be), at any time when a prospectus relating to his, her or its Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which such prospectus contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and, at the request of any such selling Holder or S-3 Stockholder, prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which such statements were made, not misleading;

(vii)         Cause all such Registrable Securities to be listed on each securities exchange or quotation system on which similar securities issued by the Company are then listed or quoted;

(viii)        Otherwise use its best efforts to comply with the securities laws of the United States and other applicable jurisdictions and all applicable rules and regulations of the Commission and comparable governmental agencies in other applicable jurisdictions and make generally available to its stockholders, in each case as soon as practicable, but not later than forty five (45) days after the close of the period covered thereby, an earnings statement of the Company which will satisfy the provisions of Section 11(a) of the Securities Act;

(ix)           Obtain and furnish to each selling Holder or S-3 Stockholder (as the case may be), immediately prior to the effectiveness of the registration statement (and, in the case of an underwritten offering, at the time of delivery of any Registrable Securities sold pursuant thereto), a comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the Holders or the S-3 Stockholders of a majority of the Registrable Securities being sold may reasonably request; and

(x)            Otherwise cooperate with the underwriter or underwriters, the Commission and other regulatory agencies and take all actions and execute and deliver or cause to be executed and delivered all documents necessary to effect the registration of any Registrable Securities under this Article II.

(b)   Shelf Registration.

(i)            To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”) at the time any request for registration pursuant to Section 2.1 or 2.2 is submitted to the Company, and such request for registration requests that the Company file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) on Form S-3 or any comparable or successor form, the Company shall file an automatic shelf registration statement which covers those Registrable Securities which are requested to be registered, all in accordance with the provisions of Section 2.1 or 2.2.  If the Company does not pay the filing fee covering Registrable Securities at the time such automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold.  If at any time when the Company is required to re-evaluate its WKSI status, the Company determines that it is not a WKSI, the Company shall use its commercially reasonable efforts to refile the shelf registration statement on Form S-3 or any comparable or successor form and, if such form is not available, Form S-1 or any comparable or successor form, and keep such registration statement effective during the period during which such registration statement is required to be kept effective.

(ii)           If the Company is a WKSI at the time it files any shelf registration statement for the benefit of the holders of any of its securities other than the Holders, the Company agrees that it shall use its commercially reasonable efforts to include in such registration statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such shelf registration statement at a later time upon exercise of their rights pursuant to Section 2.1(b) through the filing of a prospectus supplement rather than a post-effective amendment.

(c)   Deemed Underwriters.  To the extent that, in connection with a registration of any of the Registrable Securities under the Securities Act pursuant to Section 2.1 or 2.2, any selling Holder is deemed to be an underwriter of Registrable Securities pursuant to any Commission comments or policies, the Company agrees that (1) the indemnification and contribution provisions contained in Section 2.4 shall be applicable to the benefit of the selling Holders in their role as deemed underwriter in addition to their capacity as Holder and (2) the selling Holders shall be entitled to conduct the due diligence which they would normally conduct in connection with an offering of securities registered under the Securities Act, including without limitation receipt of customary opinions and comfort letters.

Section 2.4.           Indemnification; Contribution.

(a)   Indemnification.

(i)            Incident to any registration statement referred to in this Article II, the Company will indemnify and hold harmless each underwriter, each Holder and S-3 Stockholder who offers or sells any such Registrable Securities in connection with such registration statement (including its partners (including partners of partners and stockholders of any such partners), and members, managers, directors, officers, employees and agents of any of them (a “Selling Holder”), and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (a “Controlling Person”), from and against any and all losses, claims, damages, liabilities, costs and expenses (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same are incurred) (collectively, the “Damages”), joint or several, to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such Damages arise out of or are based on (A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement (including any related preliminary or definitive prospectus, or any amendment or supplement to such registration statement or prospectus), (B) any omission or alleged omission to state in such document a material fact required to be stated in it or necessary to make the statements therein, in the light of the circumstances under which such statements were made, not misleading, or (C) any violation by the Company of the Securities Act, any state securities or “blue sky” laws or any rule or regulation thereunder in connection with such registration; provided, however, that the Company will not be liable to the extent that such Damages arise from and are based on an untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished in writing to the Company by such underwriter, Selling Holder or Controlling Person expressly for use in such registration statement.

(ii)           With respect to any such untrue statement or omission or alleged untrue statement or omission in the information furnished in writing to the Company by such Selling Holder expressly for use in any registration statement referred to in this Article II, such Selling Holder will, severally and not jointly, indemnify and hold harmless each underwriter, the Company (including its directors, officers, employees and agents), each other Holder and S-3 Stockholder (including its partners (including partners of partners and stockholders of such partners) and members, managers, directors, officers, employees and agents of any of them, and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any Damages, joint or several, to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise to the same extent provided in the immediately preceding sentence.  In no event, however, shall the liability of a Selling Holder for indemnification under this Section 2.4(a)(ii) exceed the net proceeds received by such Selling Holder from its, his or her sale of Registrable Securities under such registration statement.

(b)   Contribution.  If the indemnification provided for in Section 2.4(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any Damages referred to therein, then each indemnifying party under this Section 2.4, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such Damages (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, the other Selling Holders and the underwriters from the offering of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the other Selling Holders and the underwriters in connection with the statements or omissions which resulted in such Damages, as well as any other relevant equitable considerations; provided, however, that in the event of a registration statement filed in response to a request under Section 2.1(b), the proportion of contribution by the Company, the other Selling Holders and the underwriters shall in all cases be governed by clause (ii) above.  The relative benefits received by the Company, the Selling Holders and the underwriters shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and the Selling Holders and the underwriting discount received by the underwriters, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the Registrable Securities.  The relative fault of the Company, the Selling Holders and the underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Selling Holders or the underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company, the Selling Holders, and the underwriters agree that it would not be just and equitable if contribution pursuant to this Section 2.4(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentences.  In no event, however, shall a Selling Holder be required to contribute any amount under this Section 2.4(b) in excess of the net proceeds received by such Selling Holder from its sale of Registrable Securities under such registration statement.  No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

(c)   Expenses.  The amount paid by an indemnifying party or payable to an indemnified party as a result of the Damages shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim, payable as the same are incurred.

(d)   Independent Investigation.  The indemnification and contribution provided for in this Section 2.4 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified parties or any officer, director, employee, agent or controlling person of the indemnified parties.

Section 2.5.           Rule 144 and Rule 144A.  The Company shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act (or any successor or similar exemptive rules hereafter in effect).  The Company shall furnish to any Holder or S-3 Stockholder, within fifteen (15) days of a written request, a written statement executed by the Company as to the steps it has taken to comply with the current public information requirement of Rule 144 or Rule 144A or such successor rules.

Section 2.6.           Most Favored Nations.  At any time that the Company grants to other

Persons either registration rights on Form S-3 (or any successor form) and/or piggyback registration rights which are, in either case, more favorable than the rights granted in this Agreement to the Holders or the S-3 Stockholders, the Company shall grant equivalent or more favorable registration rights to the Holders and the S-3 Stockholders of Registrable Securities.

Section 2.7.           Mergers, Etc.  The Company shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Company shall not be the surviving corporation unless the surviving corporation shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Company under this Agreement, and for that purpose references hereunder to “Registrable Securities” shall be deemed to include the shares of capital stock, if any, that the Holders or S-3 Stockholders would be entitled to receive in exchange for capital stock of the Company under any such merger, consolidation or reorganization; provided, however, that, to the extent the Holders or S-3 Stockholders receive securities that are by their terms convertible into shares of common stock of the issuer thereof, then only such shares of common stock as are issued or issuable upon conversion of said convertible securities shall be included within the definition of “Registrable Securities.”

Section 2.8.           No Conflict of Rights.  The Company shall not, at any time after the date hereof, grant any registration rights that conflict with the registration rights granted hereby; provided, that the Company, subject to compliance with Section 2.6 above, may grant any other registration rights.

ARTICLE III

GENERAL

Section 3.1.           Amendments, Waivers and Consents.  For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof.  This Agreement may not be amended or modified or any provision hereof waived without the joint written consent of:  (i) the Company and (ii) Stockholders holding, together as a single class, not less than a majority of the outstanding shares of Common Stock, calculated on a fully diluted basis, then held by the Stockholders.  Notwithstanding the foregoing, no amendment approved in accordance with this Section 3.1 shall be effective if and to the extent that such amendment (a) creates any additional affirmative obligations to be complied with by any Stockholder that are not applicable to all Stockholders or (b) adversely affects any Stockholder’s rights existing under this Agreement prior to such amendment in a manner that is inconsistent with, or disproportionate to, the effect of such amendment on the other parties hereto, unless in each case such amendment is approved by such Stockholder.

Moreover, notwithstanding the foregoing, any party may waive any provision hereof intended for his, her or its benefit by prior written consent.

Notwithstanding the foregoing, any person who is the Transferee of Registrable Securities and who executes a Joinder Agreement in accordance with Section 3.13 shall be added to Schedule I without the consent of any party hereto and shall be considered a Stockholder for purposes of this Agreement.

Section 3.2.           Governing Law.  This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles thereof.

Section 3.3.           Section Headings.  The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.

Section 3.4.           Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

Section 3.5.           Notices and Demands.  Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes (i) when delivered by hand, fax, telex or other method of facsimile (but only upon written confirmation of receipt), (ii) five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or (iii) two (2) days after being sent by overnight delivery providing receipt of delivery, to the addresses designated by the Company and the Stockholders, respectively.

Section 3.6.           Submission to Jurisdiction; Venue.

(a)   Each of the parties hereto hereby irrevocably and unconditionally submits, for itself, himself or herself and its, his or her property, to the nonexclusive jurisdiction of any Delaware State court or any federal court of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Delaware State court or, to the extent permitted by law, in any such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)   Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent that it, he or she may legally and effectively do so, any objection that it, he or she may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in any Delaware state or federal court sitting in the State of Delaware.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)   The parties further agree that the mailing by certified or registered mail, return receipt requested to both (i) the other parties and (ii) counsel for the other parties (or such substitute counsel as such party may have given written notice of prior to the date of such mailing), of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

Section 3.7.           Remedies; Severability.  Notwithstanding Section 3.6 above, it is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law).  The Company may refuse to recognize any unauthorized Transferee for purposes of the registration rights provided in this Agreement until the relevant party or parties have complied with all applicable provisions of this Agreement.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

Section 3.8.           Waiver of Jury Trial.  NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.  THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.  NEITHER PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 3.9.           Integration; Effectiveness.  This Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement amends, restates and replaces in its entirety the Stockholders’ Agreement and is binding on all the parties to the Stockholders’ Agreement, and the failure of one or more parties to the Stockholders’ Agreement to sign this Agreement shall not affect such effectiveness.

Section 3.10.        Successors and Assigns.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns and executors, administrators and heirs of each party hereto.  Except as contemplated hereby in connection with a Transfer of Securities, this Agreement, and any rights or obligations existing hereunder,may not be assigned or otherwise transferred by any party.

Section 3.11.        Further Assurances.  Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 3.12.        Term.  The provisions of this Agreement shall terminate and be of no further force or effect upon the earlier of (i) such time as no Stockholders hold any Registrable Securities or (ii) when the requisite parties mutually agree to terminate the Agreement.

Section 3.13.        Joinder Agreement.  The rights of the Stockholders set forth in Article II are transferable to each Transferee of shares of Registrable Securities. Each such Transferee must consent in writing to be bound by the terms and conditions of this Agreement in order to acquire the rights granted hereunder by executing a copy of the a Joinder Agreement in the form attached hereto as Exhibit A, which Joinder Agreement shall bind them to, and grant them the benefits of, this Agreement as though they were original parties hereto.  For this purpose all the Stockholders and NetSpend hereby appoint the Company as their agent and attorney to execute such Joinder Agreement on their behalf and expressly bind themselves to the Joinder Agreement by the Company’s execution of that Agreement without further action on their part.

IN WITNESS WHEREOF, the undersigned have hereunto executed this Registration Rights Agreement as of the day and year first above written.

NETSPEND HOLDINGS, INC.

By:	/s/ Christopher T. Brown
Name: Christopher T. Brown
Title: General Counsel

[First Signature Page to Registration Rights Agreement]

OAK INVESTMENT PARTNERS X, LIMITED PARTNERSHIP

By: Oak Associates X, LLC, its General Partner

By:	/s/ Ann H. Lamont
Name: Anne H. Lamont
Title: Managing Member

OAK X AFFILIATES FUND, LIMITED PARTNERSHIP

By: Oak X Affiliates, LLC, its General Partner

By:	/s/ Ann H. Lamont
Name: Ann H. Lamont
Title: Managing Member

[Second Signature Page to Registration Rights Agreement]

SKYLIGHT HOLDINGS I, LLC

By:	/s/ Frank J. Rodriguez
Name: Frank J. Rodriguez
Title: Chief Executive Officer

[Third Signature Page to Registration Rights Agreement]

EXHIBIT A

Form of Joinder Agreement

This Joinder Agreement made this             day                         of 201  , by and between                              (the “New Stockholder”) and (if New Stockholder is a married individual) the New Stockholder’s spouse, NetSpend Holdings, Inc., a Delaware corporation (together with any successor thereto, the “Company”), NetSpend Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“NetSpend”), and the stockholders of the Company, who are parties to that certain Registration Rights Agreement, dated as of October 22, 2010 (as amended, modified or supplemented from time to time, the “Agreement”).  Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

WITNESSETH:

WHEREAS, New Stockholder is desirous of obtaining the registration rights offered by the Agreement; and

WHEREAS, the Company and the Stockholders have required in the Agreement that all Transferees of Registrable Securities must enter into an Joinder Agreement binding the New Stockholder and (if New Stockholder is a married individual) the New Stockholder’s spouse to the Agreement to the same extent as if they were original parties thereto.

NOW, THEREFORE, in consideration of the mutual promises of the parties, the New Stockholder and (if New Stockholder is a married individual) his or her spouse agree as follows:

The New Stockholder and (if New Stockholder is a married individual) his or her spouse acknowledge that they have read the Agreement.  The New Stockholder and (if New Stockholder is a married individual) his or her spouse shall be bound by, and shall have the benefit of, all the terms and conditions set out in the Agreement to the same extent as if they were “Stockholders” as defined in the Agreement.  This Joinder Agreement shall be attached to and become a part of the Agreement.

New Stockholder	Spouse of New Stockholder, if applicable

Agreed to on behalf of the Stockholders, NetSpend and the Company pursuant to Section  3.13 of the Agreement.

NETSPEND HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

SCHEDULE I

Oak Investment Partners X, Limited Partnership

Skylight Holdings I, LLC

Texas Growth Fund II

Roy Sosa 2008 Retained Annuity Trust No. 1

Bertrand Sosa 2008 Retained Annuity Trust No. 1

GEFUS SBIC, LP

Inter-Atlantic Fund, LP

Stephen W. Reesing

Oak X Affiliates Fund, L.P.

Stephen B. Galasso

MPV Financial Technology Holdings, LLC

Gordon MacGregor

John Mitchell

Rene Gonzalez

Phillip Archer

Futeh Kao

Frances Pinedo

Tony Cosentino

J.P. Young

HCF Partners, L.P.

Keith Sibson

ACE Cash Express, Inc.

Marko Cekic

Patrick Brown

William Blair & Company, LLC

The Money Store, L.P. / Money Box

Melissa Walker

Fred Proctor

Nate Shockey

Peter Norwood

Dale W. Conrad

Victor Mikhailov

Ross Hamilton

Selena Sierra

Wayne P. Cooper

Laura Beth Wiederaenders

Trebor Carpenter Schell

Alan Nalle

Beverly Whitley

Milos Cekic

Chas. A. Neal & Company

Albert A. Prast

Jessica Mowbray Rivas

Claudia Diaz

Peter R. Lasusa, Jr.

I-1

Craig White

Golub Family, Ltd.

Blake Newman

Robert G. Fitzgerald

Regina Rivas

Leonard M. Golub

Jennifer Agado

Dove Partners, Ltd.

Michael Altamirano

Melissa Salinas Sullivan

I-2